     As filed with the Securities and Exchange Commission on June 22, 1995
                                                            REGISTRATION NO. 33-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                     ------------------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                     ------------------------------------
                            TECH DATA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     ------------------------------------

              FLORIDA                                   NO. 59-1578329
      (State of Incorporation)                  (I.R.S. Employer Identification
                                                            Number)

                             5350 TECH DATA DRIVE
                          CLEARWATER, FLORIDA  34620
                                (813)539-7429
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     ------------------------------------
                            TECH DATA CORPORATION
                      1995 EMPLOYEE STOCK PURCHASE PLAN

                              STEVEN A. RAYMUND
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            TECH DATA CORPORATION
               5350 TECH DATA DRIVE, CLEARWATER, FLORIDA  34620
                                (813)539-7429
          (Name, Address and Telephone Number of Agent for Service)

                                   COPY TO:

                           FRANK N. FLEISCHER, ESQ.
                          SCHIFINO & FLEISCHER, P.A.
                      ONE TAMPA CITY CENTER, SUITE 2700
                            TAMPA, FLORIDA  33602
                                (813)223-1535

                     ------------------------------------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                        Proposed             Proposed
                                                  Amount                maximum              maximum              Amount of
          Title of shares                         to be              offering price         aggregate            registration
         to be registered                       registered           per share (1)        offering price (1)         fee
- ------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.0015 Par Value             1,000,000 Shares          $10.75              $10,750,000              $3,707
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(h) and based upon the average of the high and low sale prices on June 15, 1995 as reported by the Nasdaq National Market System.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         By this reference, the following documents filed or to be filed by Tech Data Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, as filed with the Commission on April 18, 1995

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995, as filed with the Commission on June 14, 1995.

         3. The description of the Company's Common Stock set forth on pages 15 and 16 of the Company's Prospectus dated April 23, 1986, as filed with the Commission under Rule 424(b) of the Securities Act of 1933, as amended, which was a part of the Company's Registration Statement on Form S-1 (Registration Statement No. 33-4135) and which was incorporated by reference in the Company's Registration Statement on Form 8-A as filed with the Commission under the Securities Exchange Act of 1934, as amended (File No. 0-14625).

         4. All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under
                 Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock issuable by the Company under the Company's 1995 Employee Stock Purchase Plan will be passed upon for the Company by Schifino & Fleischer, P.A., Tampa, Florida. Members of such firm do not own any shares of the Company's outstanding Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or
(iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The Company's By-Laws include the following provisions:

                                  ARTICLE NINE
                                INDEMNIFICATION

         "9.1    Under the circumstances prescribed in Section 9.3 and 9.4, the
Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (include attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         9.2 Under the circumstances prescribed in Section 9.3 and 9.4, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnify for such expenses that the court shall deem proper.

         9.3 To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         9.4 Except as provided in Section 9.3 and except as may be ordered by a court, any indemnification under Sections 9.1 and 9.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 9.1 and 9.2. Such a determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the affirmative vote of a majority of the shares entitled to vote thereon owned by persons who were not parties to such action, suit or proceeding.

         9.5 Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon a preliminary determination following one of the procedures set forth in Section
9.4 that the Director, officer, employee or agent met the applicable standard of conduct set forth in Section 9.1 or Section 9.2 or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the Director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

         9.6 The Corporation shall have the power to make any other or further indemnification of any of its Directors, officers, employees, or agents, under any By-Law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

         9.7 The indemnification provided by this Article Nine shall continue as to a person who has ceased to be a Director, employee or agent and shall inure to the benefit of the heirs, executors or administrators of such a person.

         9.8 The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against himself and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

         9.9 If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholder or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver personally or send by first class mail to its shareholders of record at the time entitled to vote for the election of Directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation."

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibit numbers on the following list correspond to the numbers in the exhibit table required pursuant to Item 601 of Regulation S-K:

         Exhibit
         Number       Description
         ------       -----------
         4.1(1)    -- Tech Data Corporation 1995 Employee Stock Purchase Plan
         4.2(2)    -- Articles of Incorporation of the Company as amended to April 23, 1986.
         4.3(3)    -- Articles of Amendment to Articles of Incorporation of the Company filed on August 27, 1987.
         4.4(4)    -- Articles of Amendment to Articles of Incorporation of the Company filed on July 15, 1993.
         4.5(5)    -- By-Laws of the Company as amended to March 28, 1995.
         5(1)      -- Opinion of Schifino & Fleischer, P.A.
         23-1(1)   -- Consent of Schifino & Fleischer, P.A., appears in its opinion filed as Exhibit 5 hereto.
         23-2(1)   -- Consent of Price Waterhouse LLP.
         24(1)     -- Power of Attorney included on signature page.

______________________

         1.      Filed herewith.
         2. Incorporated by reference to the Exhibits included in the Company's Registration Statement on Form S-1, File No. 33-4135.
         3. Incorporated by reference to the Exhibits included in the Company's Registration Statement on Form S-1, File No. 33-21997.

         4. Incorporated by reference to the Exhibits included in the Company's Form 10-K for the year ended January 31, 1994, File No. 0-14625.
         5. Incorporated by reference to the Exhibits included in the Company's Form 10-K for the year ended January 31, 1995, File No. 0-14625.

ITEM 9.       UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                   [Balance of page intentionally left blank]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Clearwater and State of Florida, on the 21st day of June, 1995.

                              TECH DATA CORPORATION

                              By      /s/ Steven A. Raymund
                                ---------------------------------------
                                          Steven A. Raymund,
                                 Chairman of the Board of Directors;
                                        Chief Executive Officer


                               POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby appoints Jeffery P. Howells and Arthur W. Singleton, or either of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or the amendments thereto, and the attorney-in-fact, or either of them, may make such changes and additions to this Registration Statement as the attorney-in-fact, or either of them, may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                  Title                                Date
                ---------                                  -----                                ----
/s/ Steven A. Raymund                        Chairman of the Board of Directors;            June 21, 1995
- -----------------------------------               Chief Executive Officer
Steven A. Raymund

/s/ A. Timothy Godwin                        President; Chief Operating Officer;            June 21, 1995
- -----------------------------------                      Director
A. Timothy Godwin

/s/ Jeffery P. Howells                       Senior Vice President of Finance;              June 21, 1995
- -----------------------------------                Chief Financial Officer
Jeffery P. Howells                              (principal financial officer)


/s/ Joseph B. Trepani                           Vice President and Worldwide                June 21, 1995
- -----------------------------------      Controller; (principal accounting officer)
Joseph B. Trepani


/s/ Charles E. Adair                                     Director                           June 21, 1995
- -----------------------------------
Charles E. Adair

/s/ Daniel M. Doyle                                      Director                           June 21, 1995
- -----------------------------------
Daniel M. Doyle

/s/ Donald F. Dunn                                       Director                           June 21, 1995
- -----------------------------------
Donald F. Dunn

/s/ Lewis J. Dunn                                        Director                           June 21, 1995
- -----------------------------------
Lewis J. Dunn

/s/ Edward C. Raymund                            Director; Chairman Emeritus                June 21, 1995
- -----------------------------------
Edward C. Raymund

/s/ John Y. Williams                                     Director                           June 21, 1995
- -----------------------------------
John Y. Williams


                                 EXHIBIT INDEX

Exhibit                                                                                                  Page
Number           Description                                                                            Number
- ------           -----------                                                                            ------
4.1              Tech Data Corporation 1995 Employee Stock Purchase Plan
4.2              Articles of Incorporation of the Company as amended to April 23, 1986.                   *
4.3              Articles of Amendment to Articles of Incorporation of the Company filed
                 on August 27, 1987.                                                                      *
4.4              Articles of Amendment to Articles of Incorporation of the Company filed
                 on July 15, 1993.                                                                        *
4.5              By-Laws of the Company as amended to March 28, 1995                                      *
5                Opinion of Schifino & Fleischer, P.A.
23-1             Consent of Schifino & Fleischer, P.A., appears in its opinion filed as
                 Exhibit 5 hereto.
23-2             Consent of Price Waterhouse LLP.
24               Power of Attorney included on signature page.
